Exhibit 99

News Release

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE

Michael J. Monahan (651) 293-2809

ECOLAB REPORTS 22% SECOND QUARTER EPS INCREASE TO $0.44
Tax benefit adds $0.02 to EPS; excluding benefit, EPS +17% to $0.42
2007 EPS outlook range excluding tax benefit improved to $1.64-$1.66, +15%-16%

2007 SECOND QUARTER HIGHLIGHTS:

•                                          Record diluted net income per share, +22% to $0.44; excluding $0.02 tax benefit, EPS +17% to $0.42

•                                          Record sales, +11% to $1.4 billion

•                                          Strong U.S., Canada and Latin America sales results propel growth

•                                          Europe sales and profits improve

•                                          Cash flow from operations increases 25% to $221 million

	Second Quarter and Six Months Ended June 30
	(unaudited)
	Second Quarter		%	Six Months		%
(Millions, except per share)	2007	2006	increase	2007	2006	increase

Net Sales	$1,362.4	$1,225.9	11%	$2,616.6	$2,346.0	12%

Operating Income	173.0	153.2	13%	321.4	284.6	13%

Pretax Income	159.6	142.2	12%	296.3	263.3	13%
Taxes	49.3	49.0	1%	96.5	92.2	5%
Net Income	$110.3	$93.2	18%	$199.8	$171.1	17%

Diluted Net Income Per Share	$0.44	$0.36	22%	$0.79	$0.66	20%
Diluted Average Shares Outstanding	250.7	256.7	-2%	252.6	257.4	-2%

ST. PAUL, Minn., July 24, 2007:  Continued strong growth from its U.S., Canada and Latin America operations led Ecolab’s second quarter results to record levels for the period ended June 30, 2007.

Ecolab’s consolidated sales increased 11% to a record $1.4 billion in the second quarter of 2007; measured in fixed currencies, sales rose 8%. Net income increased 18% to a record $110 million. Diluted earnings per share were up 22% to a record $0.44. Excluding a benefit from tax audit settlements, earnings per share rose 17% to $0.42.

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s Chairman, President and Chief Executive Officer said, “We turned in another excellent quarter as we continued to enjoy the benefits of our global business balance.  Solid growth trends in U.S., Canada and Latin America, along with improvement in Europe, drove the sales and profit gain.

“We continue to expect strong results for 2007, as we both deliver on the current year and invest for future growth. We will be introducing new product platforms in key businesses in the second half of 2007 that will deliver superior customer results, once again demonstrating Ecolab’s industry leadership, and driving future growth.   We are also using our momentum to make important long term investments in the fundamental business growth drivers, particularly in Europe and Asia Pacific, and are confident in the returns they will generate.  We are excited about our opportunities, both over the near and long term, and by our abilities to successfully capitalize on them.  We believe our future remains strong, and we are determined to continue delivering superior shareholder value.”

Second quarter 2007 sales for Ecolab’s U.S. Cleaning & Sanitizing operations rose 8% to $589 million, led by strong Institutional, Healthcare and Textile Care gains and continued good growth from Food & Beverage and Vehicle Care.  Ecolab’s U. S. Cleaning & Sanitizing operating income rose 16% to $100 million.

U.S. Other Services sales increased 8% to $114 million in the second quarter benefiting from strong gains by Pest Elimination and improved sales growth by GCS.  Operating income increased 3% to $11 million. Continued profit gains at Pest Elimination were partially offset by a charge for an increase in legal reserves.  Excluding the charge, U.S. Other Services operating income would have risen 17%.

Sales of Ecolab’s International operations, when measured at fixed currency rates, rose 7% to $633 million in the second quarter. Latin America reported double-digit sales growth and Asia Pacific and Canada showed attractive gains.  Europe/Middle East/Africa (EMEA) recorded improved sales growth.  Fixed currency operating income rose 8% to $63 million.  When measured at public currency rates, International sales increased 14% and operating income rose 18%.  Currency translation had a favorable impact on net income growth of approximately $3.4 million for the second quarter of 2007.

Beginning in the second quarter, the Corporate segment includes investments in the development of business systems (previously reported in the International segment) and investments we are making to optimize our business structure as part of our ongoing efforts to improve our efficiency and returns.

The provision for income taxes for the second quarter of 2007 reflected an income tax rate of 30.9% compared to an income tax rate of 34.4% for the second quarter of 2006.  Excluding the benefit of various audit settlements, the adjusted effective income tax rate for the second quarter 2007 was 34.3%.

Ecolab reacquired 3.4 million shares of its common stock during the second quarter.  The company reacquired 7.7 million shares in the first half of 2007.

Business Outlook

Ecolab expects sales for both domestic and international operations (in fixed currencies) to increase in the third quarter 2007 over the third quarter 2006. Gross margins are expected to approximate the 51% recorded last year. Selling, general and administrative expenses as a ratio to sales are expected to be in the 36%-37% range.  Interest expense is expected to approximate $12 million.  The effective tax rate in the quarter is expected to be approximately 34%.  Overall, currency translation is expected to benefit third quarter earnings.  Diluted earnings per share are expected to be in the $0.48-$0.49 range in the third quarter of 2007.  Diluted earnings per share were $0.43 for the third quarter of 2006.  For the full year ending December 31, 2007, Ecolab now expects diluted earnings per share in the $1.64-$1.66 range, excluding the $0.02 per share impact of the second quarter tax benefit.

The estimated effective tax rate in the quarter and full year forecasts do not reflect the impact of discrete events that, if and when they occur, are recognized in the appropriate period.

With sales of $5 billion and more than 13,000 sales-and-service associates, Ecolab Inc. (NYSE: ECL) is the global leader in cleaning, sanitizing, food safety and infection prevention products and services. Ecolab delivers comprehensive programs and services to the foodservice, food and beverage processing, healthcare, and hospitality markets in more than 160 countries. More news and information is available at www.ecolab.com.

Ecolab will host a live webcast to review the second quarter earnings announcement today at 1:00 p.m. Eastern Time.  The webcast will be available to the public on Ecolab’s website at http://www.ecolab.com/investor.  A replay of the webcast will be available at that site through August 3, 2007.

Listening to the webcast requires Internet access, the Windows Media Player, Real Player or other compatible streaming media player.

This news release contains various “Forward-Looking Statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements concerning our 2007 third quarter and full year financial and business prospects, including product launches; estimated sales; gross margins; selling, general and administrative expenses; interest expense; effective tax rates; currency translation; and diluted earnings per share. These statements, which represent Ecolab’s expectations or beliefs concerning various future events, are based on current expectations that involve a number of risks and uncertainties that could cause actual results to differ materially from those of such Forward-Looking Statements.  We caution that undue reliance should not be placed on Forward-Looking Statements, which speak only as of the date made.

Risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K and include the vitality of the foodservice, hospitality, travel, health care and food processing industries; our ability to develop competitive advantages through technological innovations; restraints on pricing flexibility due to contractual obligations; pressure on operations from consolidation of customers or vendors; changes in oil or raw material prices or unavailability of adequate and reasonably priced raw materials or substitutes therefore; the effect of future acquisitions or divestitures or other corporate transactions; the costs and effects of complying with: (i) laws and regulations relating to the environment and to the manufacture, storage, distribution, sale and use of our products, (ii) changes in tax, fiscal, governmental and other regulatory policies and (iii) changes in accounting standards, including the impact of FIN 48, which could increase the volatility of our quarterly tax rate; economic factors such as the worldwide economy, interest rates and currency movements including, in particular, our exposure to foreign currency risk; the occurrence of (a) litigation or claims, (b) the loss or insolvency of a major customer or distributor, (c) war (including acts of terrorism or hostilities which impact our markets), (d) natural or manmade disasters, or (e) severe weather conditions or public health epidemics affecting the foodservice, hospitality and travel industries; our ability to attract and retain high caliber management talent; and other uncertainties or risks reported from time to time in our reports to the Securities and Exchange Commission.

Except as may be required under applicable law, we undertake no duty to update our Forward-Looking Statements.

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(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

SECOND QUARTER AND SIX MONTHS ENDED JUNE 30, 2007

(unaudited)

	Second Quarter		Six Months
(millions, except per share)	2007	2006	2007	2006

Net Sales	$1,362.4	$1,225.9	$2,616.6	$2,346.0

Cost of Sales	669.5	608.0	1,285.2	1,160.5
Selling, General and Administrative Expenses	519.9	464.7	1,010.0	900.9

Operating Income	173.0	153.2	321.4	284.6

Interest Expense, Net	13.4	11.0	25.1	21.3

Income before Income Taxes	159.6	142.2	296.3	263.3

Provision for Income Taxes	49.3	49.0	96.5	92.2

Net Income	$110.3	$93.2	$199.8	$171.1

Diluted Net Income per Common Share	$0.44	$0.36	$0.79	$0.66

Weighted-Average Common Shares Outstanding
Basic	246.0	252.2	247.8	252.8
Diluted	250.7	256.7	252.6	257.4

ECOLAB INC.

OPERATING SEGMENT INFORMATION

(unaudited)

	First Quarter		Second Quarter		Six Months
(millions)	2007	2006	2007	2006	2007	2006

Net Sales

United States
Cleaning & Sanitizing	$568.2	$513.5	$589.3	$544.4	$1,157.5	$1,057.9
Other Services	102.1	93.2	113.7	105.0	215.8	198.2
Total	670.3	606.7	703.0	649.4	1,373.3	1,256.1
International	573.3	535.3	633.2	589.3	1,206.5	1,124.6
Effect of Foreign Currency Translation	10.6	(21.9)	26.2	(12.8)	36.8	(34.7)
Consolidated	$1,254.2	$1,120.1	$1,362.4	$1,225.9	$2,616.6	$2,346.0

Operating Income

United States
Cleaning & Sanitizing	$99.2	$79.5	$99.8	$86.1	$199.0	$165.6
Other Services	9.3	8.0	11.0	10.6	20.3	18.6
Total	108.5	87.5	110.8	96.7	219.3	184.2
International	41.6	45.3	63.3	58.6	104.9	103.9
Corporate	(2.2)	—	(4.3)	—	(6.5)	—
Effect of Foreign Currency Translation	0.5	(1.4)	3.2	(2.1)	3.7	(3.5)
Consolidated	$148.4	$131.4	$173.0	$153.2	$321.4	$284.6

Note: The Corporate segment includes investments in the development of business systems (previously reported in Q1 in the International segment) and other business efficiency investments.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

June 30, 2007

	June 30	December 31	June 30
(millions)	2007	2006	2006
	(unaudited)		(unaudited)

Assets
Current assets
Cash and cash equivalents	$72.2	$484.0	$105.9
Accounts receivable, net	930.8	867.6	831.8
Inventories	387.9	364.9	348.1
Deferred income taxes	80.0	86.9	62.7
Other current assets	68.7	50.2	69.9
Total current assets	1,539.6	1,853.6	1,418.4

Property, plant and equipment, net	987.5	951.6	903.0

Goodwill, net	1,064.0	1,035.9	977.4

Other intangible assets, net	229.4	223.8	200.4

Other assets, net	319.9	354.5	412.1

Total assets	$4,140.4	$4,419.4	$3,911.3

Liabilities and Shareholders’ Equity
Current liabilities
Short-term debt	$295.2	$509.0	$262.6
Accounts payable	338.1	330.9	274.8
Compensation and benefits	205.5	252.7	190.0
Income taxes	19.5	17.7	28.8
Other current liabilities	429.2	392.5	385.0
Total current liabilities	1,287.5	1,502.8	1,141.2

Long-term debt	563.9	557.1	544.8

Postretirement health care and pension benefits	437.1	420.2	328.2

Other liabilities	262.2	259.1	199.1

Shareholders’ equity	1,589.7	1,680.2	1,698.0

Total liabilities and shareholders’ equity	$4,140.4	$4,419.4	$3,911.3

Note: The June 30, 2006 balance sheet includes $38.1 million of capitalized software that has been reclassified from Other Assets to Property, Plant and Equipment to conform to the June 30, 2007 and December 31, 2006 presentation.